Exhibit 99.1

Aptera Motors Announces Pricing of $6 Million Registered Direct Offering and Concurrent Private Placement

CARLSBAD, Calif., November 10, 2026 (GLOBE NEWSWIRE) — Aptera Motors Corp. (Nasdaq: SEV) (“Aptera” or the “Company”), a solar mobility company advancing ultra-efficient transportation, today announced that it has entered into a definitive securities purchase agreement with institutional investors for the purchase and sale of 3,428,571 shares of the Company’s Class B common stock at an offering price of $1.75 per share in a registered direct offering.

In addition, in a concurrent private placement, the Company will issue to the investors unregistered warrants to purchase up to 3,428,571 shares of Class B common stock in the aggregate. The warrants will have an exercise price of $2.05 per share, will be exercisable on or after stockholder approval, and will have a term of five and one half years from the initial exercise date.

The aggregate gross proceeds to the Company from the offerings are expected to be approximately $6 million before deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offerings for general corporate purposes, ongoing product validation and manufacturing readiness activities, including vehicle validation testing, advancement of design-for-manufacturability and production planning efforts, initiation of production supplier engagements, and commencement of long-lead tooling in support of our production plans.

The closing of the registered direct offering and the concurrent private placement is expected to occur on or about November 11, 2026, subject to the satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as lead placement agent for the offering. StoneX Financial Inc. is acting as co-placement agent.

The shares of Class B common stock are being offered under a shelf registration statement on Form S-3 (File No. 333-299238), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 9, 2026. The registered direct offering is being made only by means of a prospectus, including a prospectus supplement, that forms part of the effective registration statement and will be filed with the SEC. When available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained on the SEC’s website at http://www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by email at prospectus@ladenburg.com, or StoneX Financial Inc., 230 Park Avenue, 32nd Floor, New York, New York 10169, or by email at prospectus@stonex.com.

The warrants and the shares of Class B common stock underlying them are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. The warrants and underlying shares have not been registered under the Securities Act or applicable state securities laws. Accordingly, they may not be offered or sold in the United States except under an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and those state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of Class B common stock issuable upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described in it. There will be no sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Aptera Motors Corp.

Aptera Motors Corp. (Nasdaq: SEV) is a solar mobility company driven by a mission to advance the future of efficient transportation. Its flagship vehicle is conceived to be a paradigm-shifting solar electric vehicle that leverages breakthroughs in aerodynamics, material science, and solar technology to pursue new levels of efficiency. As a public benefit corporation, Aptera is committed to building a sustainable business that positively impacts its stakeholders and the environment. Aptera is headquartered in Carlsbad, California. For more information, please visit www.aptera.us.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements about: the completion, timing and size of the registered direct offering and the concurrent private placement; the satisfaction of customary closing conditions; the expected gross proceeds of the offering; the Company’s ability to obtain stockholder approval for the exercisability of the common warrants; and the filing and effectiveness of a resale registration statement.

These forward-looking statements were based on current expectations, estimates, forecasts and projections, as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “estimate,” “intend,” “may,” “will,” “could,” “plan,” “continue,” and variations or the negative of these terms and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Aptera’s control. These risks include, among others: risks and uncertainties related to market and other conditions, and to the satisfaction of customary closing conditions for the offerings; the risk that the Company does not obtain stockholder approval for the exercisability of the warrants, in which case the warrants will not become exercisable and the Company will not receive any proceeds from their exercise; the Company’s broad discretion over the use of the net proceeds from the offerings; and the other risks described in Aptera’s Annual Report on Form 10-K for the year ended December 31, 2025, the prospectus supplement relating to the registered direct offering, and its other filings with the SEC.

The forward-looking statements in this press release represent Aptera’s views as of the date of this press release. Aptera undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Aptera’s views as of any date after the date of this press release.

Investor Relations: Aptera Motors Corp. ir@aptera.us

Media Contact: media@aptera.us